Exhibit 99.1

                  VETERINARY CENTERS OF AMERICA, INC. ANNOUNCES
                      MERGER AGREEMENT AND RECAPITALIZATION


LOS ANGELES, California, March 31, 2000 - - Veterinary Centers of America Inc. (Nasdaq: VCAI) today announced the signing of a definitive merger agreement with a group led by Green Equity Investors III, L.P., an affiliate of Leonard Green & Partners, L.P.

     Under the terms of the merger agreement, the company's stockholders will receive $15 per share in cash. Bob Antin, chairman and chief executive officer of VCA and other members of management will retain a portion of their stockholdings in the surviving corporation, although a substantial amount of their shares will be acquired in the transaction along with, and at the same price as, all other outstanding shares.

     The company entered into the merger agreement following the unanimous recommendation by a special committee of the non-management directors of the company's board of directors. The special committee received fairness opinions from Jefferies and Company Inc. and Houlihan Lokey Howard & Zukin Capital.

     Antin stated, "We are delighted to enter into the partnership agreement with Leonard Green & Partners, L.P. The agreement provides management with the opportunity to have a greater participation in the ownership of the company; it also demonstrates the ongoing support for management and the role management will continue to have over the operations of the company."

     John Danhakl, partner with Leonard Green & Partners, L.P., expressed the enthusiasm and confidence that his partnership has in the management team to continue to maintain the high standards of leadership in the petcare industry.

     Completion of the transaction is subject to customary closing conditions including stockholder approval, receipt of regulatory approvals and the completion of debt financing. Stockholder approval will be solicited by means of a proxy statement, which will be mailed to stockholders upon the completion of the required Securities and Exchange Commission filing and review process. The company currently anticipates completing the transaction in the third calendar quarter of


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2000. The debt and equity financing necessary for the transaction has been fully committed by Leonard Green & Partners, L.P., through Green Equity Investors III, L.P., a $1.24 billion private equity fund, and affiliates of The Goldman Sachs Group Inc.

     Leonard Green & Partners, L.P. is a private Los Angeles-based merchant banking firm specializing in organizing, structuring and sponsoring management buy-outs, going private transactions and recapitalizations of established public and private companies.

     Leonard Green & Partners, L.P. has significant investments in Liberty Group Publishing Inc., a chain of 284 community newspapers; Rite Aid, a national chain of 3,800 drug stores; Twinlab Corporation, a leading manufacturer and marketer of vitamins and nutritional supplements; Leslie's Poolmart Inc., the nation's leading retailer of pool supplies; and Gart Sports Company, the nation's second largest sporting goods retailer. Leonard Green & Partners, L.P. is the largest private equity firm in Southern California managing in excess of $ 1.7 billion of private equity capital.

     Veterinary Centers of America Inc. owns and operates the largest network of free-standing, full-service animal hospitals in the country and the largest network of veterinary-exclusive laboratories in the nation.

     This news release contains forward-looking statements that are made pursuant to the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. The forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Those risks and uncertainties include VCA's ability to complete the proposed merger, VCA's ability to close and integrate future acquisitions, potential changes in government regulation and in the animal health-care industry, actions by competitors, general economic conditions and other factors disclosed in the company's filings with the Securities and Exchange Commission. The forward-looking statements should be considered in light of these risks and uncertainties.


Contact:
      Veterinary Centers of America
      Tom Fuller, 310/584-6500